Exhibit 99

MBNA Reports Earnings Per Common Share of $.02, Including the Impact of the
Previously Announced Restructuring Plan

Wilmington, Delaware (4/21/05) -- MBNA Corporation announced today that net income for the first quarter of 2005 was $31.7 million or $.02 per common share compared with $519.7 million or $.40 per common share for the first quarter of 2004. Net income in the first quarter of 2005 includes a restructuring charge of $767.6 million pre-tax. Without the restructuring charge, net income was $514.1 million or $.40 per common share.

In addition to the restructuring charge, the Corporation’s results were further impacted by unexpectedly high payment volumes from U.S. credit card customers. The higher payments reduced managed loans in the quarter more than in prior years. Additionally, the payment volumes were particularly higher on accounts with higher interest rates, which adversely impacted the Corporation’s yield on managed loans.

As a result of these recent trends, in the revaluation of its interest-only strip receivable, the Corporation projected lower excess spreads and higher payments. This reduced the interest-only strip receivable and resulted in a net loss from securitization activity of $206.6 million. The net loss from securitization activity is included in other operating income and caused the Corporation’s first quarter 2005 other operating income to be lower than its first quarter 2004 other operating income.

The Corporation is implementing programs to offset the higher payment rates in the U.S. Card business. "It is a difficult environment right now. However, we’ve made progress on recent product introductions, diversification strategies, and improvements in credit quality and operating efficiency," said Bruce L. Hammonds, MBNA’s Chief Executive Officer.

Based on the first quarter results and trends, management believes that MBNA’s 2005 earnings per share will be significantly below its 10% growth objective.

Loan receivables at March 31, 2005 were $31.8 billion, an increase of $1.8 billion over the first quarter of 2004. Total managed loans at March 31, 2005 were $116.6 billion, a decrease of $1.0 billion compared to the first quarter of 2004. Total volume in the quarter rose to $49.3 billion, an increase of 5% over the first quarter of 2004. Total volume includes sales volume of $33.3 billion, which increased by 10% over the first quarter of 2004, and cash advance volume of $16.0 billion, which decreased by 5% from the first quarter of 2004.

Losses on loan receivables and managed loans for the first quarter of 2005 were 3.98% and 4.48%, respectively. Delinquency on loan receivables and managed loans was 2.93% and 4.17%, respectively, at March 31, 2005. Based on improving asset quality trends, the provision for possible credit losses was $77.9 million lower in the first quarter of 2005 than in the first quarter of 2004.

The Corporation’s other operating expense in the first quarter of 2005 was $2.1 billion, including the restructuring charge. The Corporation’s focus on improved operating efficiency has generated better results than anticipated, and other operating expense, excluding the restructuring charge in the first quarter of 2005, was lower than in the first quarter of 2004 by 6%. In addition, during the first quarter the Corporation repurchased approximately $250 million of common stock pursuant to its $2 billion share repurchase program announced in January 2005.

The Corporation continued to advance its business development strategies in the first quarter, building upon the success of its customized affinity rewards programs as well as its diversification efforts. Some highlights for the quarter include:

•
Signed an agreement to purchase Nexstar, a leading home financing company that gives MBNA a state of the art platform to bring its affinity partner franchise to the home equity market. Nexstar was developed by a team of mortgage lending professionals who have designed technology solutions that provide customized home equity products and a superior customer experience that are critical for affinity marketing.

•
Signed a long-term affinity relationship with the American Bar Association ("ABA") and purchased the portfolio of ABA cardholders from the association’s previous provider. This key signing adds to the more than 1,200 professional organizations that endorse MBNA products.

•	Launched the MBNA NASCAR RacePoints VISA credit card, which allows race fans to earn points that can be redeemed for NASCAR gear, collectibles, and once-in-a-lifetime NASCAR experiences.
•
Launched the National Trust credit card program. National Trust is a registered charity with 3.4 million members that works to preserve and protect the coastline, countryside, and historic buildings throughout England, Wales, and Northern Ireland.

•
Increased the number of affinity groups that endorse American Express-branded cards to more than 1,500 and began marketing the new American Express-branded clear card to members of some of our College and University endorsing organizations. In addition, MBNA entered into a formal agreement to market American Express-branded credit cards to Customers in the United Kingdom.

As previously reported, MBNA Corporation has made significant progress on its plan to reduce its expense base. In connection with the restructuring plan, the Corporation will incur a charge of approximately $785 million pre-tax, $767.6 million pre-tax of which was recognized in the first quarter of 2005. The charge includes three major components - staff reductions related to voluntary early retirement and voluntary severance programs, the disposition of fixed assets relating to facilities closings, and contract terminations. Approximately 85% of the charge will result in cash expenditures.

Approximately $500 million of the charge is related to the voluntary early retirement program and voluntary severance program announced in January 2005. The Corporation expects staff reductions from the programs to result in pre-tax expense savings of approximately $210 million in 2005 and approximately $225 million in 2006. This charge is higher than previously announced because more people than anticipated decided to take advantage of the programs’ benefits. The success of this initiative will assist the Corporation in reducing its staff, particularly in management positions, to levels that meet expected future business needs and make MBNA more efficient.

Approximately $115 million of the charge is related to the disposition of fixed assets resulting from the Corporation’s previously announced review of its operations. After this review, management decided to consolidate operations and close some facilities. The Corporation expects the disposition of fixed assets to result in pre-tax expense savings of approximately $15 million in 2005 and approximately $25 million in 2006.

In addition, the Corporation terminated a marketing agreement with a third party vendor that marketed the Corporation’s products to endorsing organizations and terminated a limited number of other agreements. Management determined that the marketing agreement did not adequately support the Corporation’s long-term objectives. Approximately $170 million of the charge is related to these contract terminations. The Corporation expects the contract terminations to result in pre-tax expense savings of approximately $25 million in 2005 and approximately $50 million in 2006.

This earnings release includes managed data. Please refer to MBNA Corporation and Subsidiaries Financial Highlights - Exhibit A for a quantitative reconciliation of reported and managed data. This earnings release includes certain financial measures excluding the restructuring charge recorded in the first quarter of 2005. Please refer to MBNA Corporation and Subsidiaries Financial Highlights - Exhibit A for a quantitative reconciliation of the reported financial measures and the financial measures excluding the charge. A business presentation that provides supplemental information regarding the first quarter of 2005 is available in the Investor Relations section of MBNA’s Web site (www.mbna.com).

About MBNA Corporation
MBNA (NYSE:KRB), the largest independent credit card lender in the world and a recognized leader in affinity marketing, is an international financial services company providing lending, deposit, and credit insurance products and services. MBNA credit cards and related products and services are endorsed by more than 5,000 organizations worldwide. For more information, visit the company’s web site at www.mbna.com.

Cautionary Language

This report includes forward-looking statements and estimates concerning the Corporation’s future performance. Such statements and estimates are subject to risks and uncertainties that may cause the Corporation’s actual performance to differ materially from that set forth in such forward-looking statements and estimates. Risks and uncertainties that may affect the Corporation’s future performance are detailed in the Corporation’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and examples of such risks and uncertainties are set forth below. The estimates contained in this report represent the current estimates of the Corporation and the Corporation undertakes no obligation to update publicly or revise any such estimates or other forward-looking statements contained in this report.

Expense Savings

The actual amount of the expense savings resulting from the restructuring is affected by the overall impact of the restructuring on the Corporation’s business. For example, as a result of existing and future staffing needs the Corporation may have to increase hiring, thereby reducing actual expense savings. The Corporation may incur additional marketing costs as a result of the termination of the third-party marketing agreement.

2005 Earnings Growth Objective

The Corporation’s earnings per share is a basic measure of the Corporation’s performance. Certain risks and uncertainties that may materially affect earnings per share are discussed below.

Competition

Competition from other lenders could affect the Corporation’s loans outstanding, Customer retention, and the rates and fees charged on the Corporation’s accounts, including the ability of the Corporation to reprice existing accounts. Competitors may offer lower rates and fees and attractive benefits and rewards. As part of its strategy for profitable growth, in 2004 the Corporation began offering fewer 0% promotional rates, which has the effect of negatively impacting loans outstanding.

Customer behavior

Customer spending and repayment levels and Customer use of the Corporation’s lending products over competing lending products, such as mortgage and home equity products, impact the Corporation’s loans outstanding.

General economic conditions

The pace and sustainability of the current economic recoveries in the U.S., Canada, and the U.K. impact loans outstanding, delinquencies and credit losses.

Monetary policy

The pace and level of increases in interest rates in the U.S., Canada, and the U.K. impact the Corporation’s cost of funds, net interest margin and net income.

Expense management

The Corporation’s ability to effectively manage expenses, including operating expenses, impacts net income.

Legal and regulatory matters

Legislative, legal and regulatory actions could adversely affect the Corporation’s interest, fee and interchange revenue and the ability of the Corporation to market its products. For example, see the following sections of the Corporation’s most recent Annual Report on Form 10-K: "Legal Proceedings" (relating to foreign currency conversion fees), "Regulatory Matters - International Regulation of MBNA Europe" (relating to the activities of the Treasury Select Committee in the U.K. and the Office of Fair Trading’s investigations of default charges and interchange in the U.K.) and "Regulatory Matters - MasterCard and Visa Litigation and Competition."

Portfolio purchases and acquisitions

The Corporation regularly purchases loan portfolios and acquires related businesses. The availability and attractiveness of such opportunities could impact loans outstanding.

Repurchase Program

The success of the Corporation’s previously announced $2 billion share repurchase program will impact earnings per share.

New Products and Markets

The Corporation’s performance could be affected by difficulties or delays in the development of new products or services and in the expansion into new markets.

MBNA CORPORATION AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share amounts) (unaudited)

	For the Three Months
	Ended March 31,
	2005	2004

INCOME STATEMENT DATA FOR THE PERIOD:

Net interest income	$666,114	$667,805
Provision for possible credit losses	287,228	365,161
Other operating income	1,782,335	1,942,532
Other operating expense (a)	2,126,702	1,441,918
Net income	31,730	519,708

PER COMMON SHARE DATA FOR THE PERIOD:

Earnings (a)	$.02	$.40
Earnings-assuming dilution (a)	.02	.40
Dividends	.14	.12
Book value	9.85	8.79

RATIOS:

Net interest margin (b)	5.62%	5.71%
Return on average total assets (a)	.21	3.46
Return on average stockholders' equity (a)	.95	17.39
Stockholders' equity to total assets	20.68	18.72

Loan Receivables (c):
Delinquency (d)	2.93	3.39
Net credit loss (e)	3.98	4.45

Sales volume:
Credit card	$31,025,378	$28,344,796
Other consumer	18,259	104,692
Commercial	2,270,443	1,889,783
Total sales volume	33,314,080	30,339,271
Cash advance volume:
Credit card	12,145,210	14,564,832
Other consumer	2,773,779	1,861,145
Commercial	1,110,981	420,225
Total cash advance volume	16,029,970	16,846,202
Total volume	$49,344,050	$47,185,473

MBNA CORPORATION AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share amounts) (unaudited)

	For the Three Months
	Ended March 31,
	2005	2004

MANAGED DATA (f):

At Period End:
Loan receivables (c)	$31,847,213	$30,095,826
Securitized loans	84,770,517	87,490,976
Total managed loans	$116,617,730	$117,586,802

Average for the Period:
Loan receivables (c)	$31,739,359	$32,320,028
Securitized loans	86,305,072	85,475,544
Total managed loans	$118,044,431	$117,795,572

For the Period:
Delinquency (d)	4.17%	4.27%
Net credit loss (e)	4.48	4.99
Net interest margin (b)	7.80	8.25
Net interest income	$2,509,522	$2,635,829
Provision for possible credit losses	1,292,744	1,476,182
Other operating income	944,443	1,085,529

MBNA CORPORATION AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share amounts) (unaudited)

	For the Three Months
	Ended March 31,
	2005	2004

BALANCE SHEET DATA AT PERIOD END:

Investment securities and money market instruments	$13,016,772	$12,591,680

Credit card loans (g)	17,967,026	18,240,715
Other consumer loans (g)	9,839,781	8,536,192
Commercial loans (g)	4,040,406	3,318,919
Total loan receivables (c)	31,847,213	30,095,826
Reserve for possible credit losses	(1,103,708)	(1,272,734)
Net loans	30,743,505	28,823,092

Total assets	61,426,108	61,123,832
Total deposits	31,152,050	31,835,765
Long-term debt and bank notes	11,672,860	12,190,451
Stockholders’ equity	12,704,968	11,444,708

AVERAGE BALANCE SHEET DATA:

Investment securities and money market instruments	$12,298,278	$10,680,430

Credit card loans (g)	18,412,300	21,779,615
Other consumer loans (g)	9,390,551	8,403,645
Commercial loans (g)	3,936,508	2,136,768
Total loan receivables (c)	31,739,359	32,320,028
Reserve for possible credit losses	(1,090,823)	(1,226,009)
Net loans	30,648,536	31,094,019

Total assets	61,456,462	60,441,374
Total deposits	31,135,496	31,649,345
Long-term debt and bank notes	11,607,411	11,841,065
Stockholders’ equity	13,552,592	12,018,019

Weighted average common shares outstanding (000)	1,276,443	1,277,953
Weighted average common shares outstanding and common stock equivalents (000)	1,292,143	1,301,071

NOTES:

(a)
In the first quarter of 2005, MBNA Corporation recorded a restructuring charge in other operating expense of $767.6 million pre-tax ($482.3 million net of tax) in connection with its restructuring plan. This charge has resulted in significantly higher other operating expense and significantly lower earnings per common share, return on average total assets, and return on average stockholders' equity ratios for the three months ended March 31, 2005. See Exhibit A for a reconciliation of the as reported data to data excluding the restructuring charge.

(b)	Net interest margin ratios are presented on a fully taxable equivalent basis.

(c)	Loan receivables include loans held for securitization and the loan portfolio.

(d)	Delinquency represents accruing loans that are 30 days or more past due.

(e)
MBNA Corporation's net credit loss ratio is calculated by dividing annualized net credit losses, which exclude uncollectible accrued interest and fees and fraud losses, for the period by average loans, which include the estimated collectible billed interest and fees for the corresponding period.

(f)
MBNA Corporation allocates resources on a managed basis, and financial data provided to management reflects MBNA Corporation's results on a managed basis. Managed data assumes MBNA Corporation’s securitized loan principal receivables have not been sold and presents the earnings on securitized loan principal receivables in the same fashion as MBNA Corporation’s owned loans. Management, equity and debt analysts, rating agencies and others evaluate MBNA Corporation's operations on a managed basis because the loans that are securitized are subject to underwriting standards comparable to MBNA Corporation's owned loans, and MBNA Corporation services the securitized and owned loans, and the related accounts, together and in the same manner without regard to ownership of the loans. In a securitization, the account relationships are not sold to the trust. MBNA Corporation continues to own and service the accounts that generate the securitized loan principal receivables. The credit performance of the entire managed loan portfolio is important to understand the quality of loan originations and the related credit risks inherent in the owned portfolio and retained interests in its securitization transactions.

(g)
In 2004, the Corporation reclassified certain loan products to separately report its commercial loan products. Business card products were reclassified from credit card loans to commercial loans, and all other commercial loan products were reclassified from other consumer loans to commercial loans.

Exhibit A reconciles income statement data for the period to managed net interest income, managed provision for possible credit losses, and managed other operating income, and the loan receivables net credit loss ratio to the managed net credit loss ratio, the loan receivables delinquency ratio to the managed delinquency ratio, the net interest margin ratio to the managed net interest margin ratio, and as reported data to data excluding the restructuring charge. Managed other operating income includes the impact of the gain recognized on securitized loan principal receivables in accordance with Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - a replacement of FASB Statement No. 125" ("Statement No. 140").

MBNA CORPORATION AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share amounts) (unaudited)

EXHIBIT A

RECONCILIATION OF OTHER OPERATING EXPENSE TO OTHER OPERATING
   EXPENSE EXCLUDING THE RESTRUCTURING CHARGE (a)

For The Three Months Ended March 31, 2005

Other operating expense	$2,126,702
Impact of the restructuring charge	767,621
Other operating expense excluding the restructuring charge	$1,359,081

MBNA CORPORATION AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share amounts) (unaudited)

RECONCILIATION OF EARNINGS PER COMMON SHARE TO EARNINGS
PER COMMON SHARE EXCLUDING THE RESTRUCTURING CHARGE (a)

For the Three Months
Ended March 31, 2005

Earnings per common share:
Income before income taxes	$34,519
Applicable income taxes	2,789
Net income	31,730
Less: preferred stock dividend requirements	3,516
Net income applicable to common stock	$28,214

Weighted average common shares outstanding (000)	1,276,443

Earnings per common share	$.02

Earnings per common share—assuming dilution:
Income before income taxes	$34,519
Applicable income taxes	2,789
Net income	31,730
Less: preferred stock dividend requirements	3,516
Net income applicable to common stock	$28,214

Weighted average common shares outstanding and common stock equivalents (000)	1,292,143

Earnings per common share—assuming dilution	$.02

Restructuring charge impact
Pre-tax restructuring charge	$767,621
Applicable income taxes (b)	285,293
Restructuring charge, net of tax	$482,328

Earnings per common share excluding the restructuring charge

Earnings per common share:
Income before income taxes	$802,140
Applicable income taxes	288,082
Net income	514,058
Less: preferred stock dividend requirements	3,516
Net income applicable to common stock	$510,542

Weighted average common shares outstanding (000)	1,276,443

Earnings per common share	$.40

Earnings per common share—assuming dilution:
Income before income taxes	$802,140
Applicable income taxes	288,082
Net income	514,058
Less: preferred stock dividend requirements	3,516
Net income applicable to common stock	$510,542

Weighted average common shares outstanding and common stock equivalents (000)	1,292,143

Earnings per common share—assuming dilution	$.40

MBNA CORPORATION AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share amounts) (unaudited)

RECONCILIATION OF THE RETURN ON AVERAGE TOTAL ASSETS
AND STOCKHOLDERS’ EQUITY TO THE RETURN ON AVERAGE TOTAL ASSETS AND
STOCKHOLDERS’ EQUITY EXCLUDING THE RESTRUCTURING CHARGE (a)

For the Three Months Ended March 31, 2005	Average Balance	Ratio	Net Income

Return on average total assets
Return on average total assets	$61,456,462.21%		$31,730
Impact of the restructuring charge	869		482,328
Return on average total assets excluding the restructuring charge	$61,457,331	3.39	$514,058

Return on average stockholders’ equity
Return on average stockholders’ equity	$13,552,592.95		$31,730
Impact of the restructuring charge	68,331		482,328
Return on average stockholders’ equity excluding the restructuring charge	$13,620,923	15.31	$514,058

RECONCILIATION OF INCOME STATEMENT DATA FOR THE PERIOD TO MANAGED NET
   INTEREST INCOME, MANAGED PROVISION FOR POSSIBLE CREDIT LOSSES,
   AND MANAGED OTHER OPERATING INCOME

	For the Three Months
	Ended March 31,
	2005	2004

Net interest income:
Net interest income	$666,114	$667,805
Securitization adjustments	1,843,408	1,968,024
Managed net interest income	$2,509,522	$2,635,829

Provision for possible credit losses:
Provision for possible credit losses	$287,228	$365,161
Securitization adjustments	1,005,516	1,111,021
Managed provision for possible credit losses	$1,292,744	$1,476,182

Other operating income:
Other operating income	$1,782,335	$1,942,532
Securitization adjustments	(837,892)	(857,003)
Managed other operating income	$944,443	$1,085,529

MBNA CORPORATION AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share amounts) (unaudited)

RECONCILIATION OF THE LOAN RECEIVABLES NET CREDIT LOSS RATIO TO THE MANAGED
   NET CREDIT LOSS RATIO

	For the Three Months			For the Three Months
	Ended March 31, 2005			Ended March 31, 2004

	Net Credit Losses (c)	Average Loans Outstanding	Net Credit Loss Ratio (c)	Net Credit Losses (c)	Average Loans Outstanding	Net Credit Loss Ratio (c)

Loans receivables (d)	$316,061	$31,739,359	3.98%	$359,533	$32,320,028	4.45%
Securitized loans	1,005,516	86,305,072	4.66	1,111,021	85,475,544	5.20
Managed loans	$1,321,577	$118,044,431	4.48	$1,470,554	$117,795,572	4.99

RECONCILIATION OF THE LOAN RECEIVABLES DELINQUENCY RATIO TO THE MANAGED
   DELINQUENCY RATIO

	March 31, 2005			March 31, 2004

	Delinquent Balances (e)	Ending Loans Outstanding	Delinquency Ratio (e)	Delinquent Balances (e)	Ending Loans Outstanding	Delinquency Ratio (e)

Loans receivables (d)	$933,524	$31,847,213	2.93%	$1,021,722	$30,095,826	3.39%
Securitized loans	3,932,876	84,770,517	4.64	4,000,003	87,490,976	4.57
Managed loans	$4,866,400	$116,617,730	4.17	$5,021,725	$117,586,802	4.27

MBNA CORPORATION AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share amounts) (unaudited)

RECONCILIATION OF THE NET INTEREST MARGIN RATIO TO THE MANAGED NET INTEREST MARGIN RATIO

	For the Three Months			For the Three Months
	Ended March 31, 2005			Ended March 31, 2004
	Average Earning Assets	Net Interest Income	Net Interest Margin Ratio	Average Earning Assets	Net Interest Income	Net Interest Margin Ratio
Net interest margin (f):
Investment securities and money market instruments	$12,298,278			$10,680,430
Other interest-earning assets	4,078,062			4,070,778
Loan receivables (d)	31,739,359			32,320,028
Total	$48,115,699	$666,443	5.62%	$47,071,236	$668,014	5.71%
Securitization adjustments:
Investment securities and money market instruments	$-			$-
Other interest-earning assets	(4,006,317)			(4,000,480)
Securitized loans	86,305,072			85,475,544
Total	$82,298,755	1,843,408	9.08	$81,475,064	1,968,024	9.72
Managed net interest margin (f):
Investment securities and money market instruments	$12,298,278			$10,680,430
Other interest-earning assets	71,745			70,298
Managed loans	118,044,431			117,795,572
Total	$130,414,454	2,509,851	7.80	$128,546,300	2,636,038	8.25

NOTES TO EXHIBIT A:

(a)
In the first quarter of 2005, MBNA Corporation recorded a restructuring charge in other operating expense of $767.6 million pre-tax ($482.3 million net of tax) in connection with its restructuring plan. This charge has resulted in significantly higher other operating expense and significantly lower earnings per common share, return on average total assets, and return on average stockholders' equity ratios for the three months ended March 31, 2005. In this report, various items are discussed excluding the restructuring charge. Management believes this presentation is useful to investors because the restructuring charge had a material impact on the results of operations in the first quarter of 2005 but not in the first quarter of 2004. As a result, the business factors and trends affecting the Corporation’s results for these periods in certain cases are better discussed and analyzed without the impact of the restructuring charge.

(b)	The restructuring charge impact on net income is net of an effective tax rate of 37.2%.

(c)
MBNA Corporation's net credit loss ratio is calculated by dividing annualized net credit losses, which exclude uncollectible accrued interest and fees and fraud losses, for the period by average loans, which include the estimated collectible billed interest and fees for the corresponding period.

(d)	Loan receivables include loans held for securitization and the loan portfolio.

(e)	Delinquency represents accruing loans that are 30 days or more past due.

(f)
Net interest margin ratios are presented on a fully taxable equivalent basis. The fully taxable equivalent adjustment for the three months ended March 31, 2005 and 2004, was $329 and $209, respectively.